Exhibit 10.11

Overseas Warehouse Entrusted Service Contract

Party A: GOLDENSEE LIMITED (hereinafter referred to as “Party A”)

Party B: ARMSTRONG LOGISTIC INC (hereinafter referred to as the “Warehouse Provider”)

On the basis of voluntariness, equality, and consensus through consultation, Party A entrusts the Warehouse Provider to provide professional, standardized, safe, and high-quality services in relation to relevant service matters, and shall pay corresponding service remuneration to the Warehouse Provider. Through equal consultation and on the basis of truly and fully expressing their respective intentions, the parties have reached the following Contract, which both parties shall jointly abide by.

1. General Provisions

1.1 Definitions

Unless the context otherwise expressly requires or necessarily implies otherwise, the terms defined in this Agreement shall have all the meanings set forth herein. “Property” means the goods transported to the Warehouse Provider by Party A or in Party A’s name, which the Warehouse Provider shall handle on Party A’s instructions.

1.2 Entire Agreement

This Agreement, including this Agreement and the agreements and other documents submitted pursuant hereto, constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written. There are no warranties, representations, or other agreements between the parties relating to this Contract except as expressly set forth in this Agreement or therein. Any supplement, modification, waiver, or termination of this Agreement shall not be binding unless signed in writing by the party to be bound. Neither party may waive any provision of this Agreement, and unless otherwise expressly provided, no waiver shall be deemed or construed as a waiver of any other provision (whether similar or not), nor shall it constitute a continuing waiver.

1.3 Headings

The headings herein are for convenience only, are not intended to be a full or accurate description of their contents, and shall not be deemed part of this Agreement.

1.4 Governing Law

This Agreement shall be governed by and construed in accordance with the local law of the place of service. With respect to any of the following matters, each party to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of its own country/province.

2. Property Storage

2.1 Warehouse Provider’s Warehouses

Generally, warehousing shall be reserved three days in advance. In case of exceptional circumstances, the time shall be subject to communication and negotiation between the parties.

2.2 Property Undertaking

At all times during the term of this Agreement, the Warehouse Provider shall properly store Party A’s Property. Unless in compliance with these provisions and with Party A’s written consent, the stored Property shall not be arbitrarily returned, released, or delivered to any individual or entity. Before moving or relocating the Property from the premises, the Warehouse Provider shall provide Party A with 30 days’ prior written notice.

3. Product Information and Handling

3.1 Identification

Party A is responsible for providing various labels consistent with correct and actual descriptions and affixing them to the goods, and for providing correct dimensions, weight, names, and other [basic data] for warehouse operations. The information description of the Property shall at all times throughout the term of this Agreement remain consistent with the Warehouse Provider’s records. The Warehouse Provider shall ensure that the Property is free from any assumptions, privileges, liens, mortgages, charges, pledges, and encumbrances. The Warehouse Provider shall not remove, conceal, or render invisible the identification of Party A’s Property, including but not limited to Party A’s purchase order numbers, serial numbers, inventory numbers, and descriptions. Party A shall bear full responsibility for the [basic data] (including dimensions and weight) pushed. The Warehouse Provider directly pushes the data to the carrier according to Party A’s dimensions, receiving address, shipping method, and other information. If Party A provides oversized dimensions, the freight shall be calculated according to the pushed specifications; if Party A pushes undersized dimensions, the SKU shall be charged according to the dimensions on the transportation invoice. For orders with undercharged freight, the difference in freight caused by dimensions may be retroactively collected within three months after the order occurs.

3.2 Transportation of Property

From the date Party A’s ocean container arrives at the Warehouse Provider’s warehouse, the Warehouse Provider shall complete shelving within 3 working days and provide feedback on the shelving status. If the Warehouse Provider discovers abnormal conditions such as damaged containers, rain damage, suspected loss of goods after opening the container, or visible damage to goods, it shall provide the following materials within 3 working days after arrival at the warehouse: photos of the container door, photos of the seal before opening the container, the first photo after opening the container, the ocean bill of lading receipt, and photos of damaged products. Except for special reasons such as force majeure weather or severe epidemics, the Warehouse Provider shall ensure completion of shelving within 3 working days (72 working hours). The warehouse’s regular receiving hours are 09:00–16:00. If Party A’s goods arrive at the Warehouse Provider’s warehouse after 16:00 U.S. time, shelving shall be ensured within 3 working days (72 working hours) starting from 8:00 a.m. the next day. Generally, unloading and shelving time shall be calculated according to the warehouse system; for overtime shelving, the unloading fee shall be charged at 80% of the price.

From the time Party A places an order, the Warehouse Provider shall, except for special reasons such as force majeure weather, strikes, or severe epidemics, ensure that the parcel is handed over to the carrier and picked up and leaves the warehouse within 3 working days, and shall mark in the warehouse inventory system at the time of outbound that the goods have left the warehouse and been delivered to the service provider. If Party A does not raise any abnormality within 15 working days after last-mile shipment, the goods shall be deemed to have been delivered in good condition.

3.3 If Party A uses the Warehouse Provider’s return service, the return must be confirmed and claimed in the warehouse inventory system within 7 days. If not claimed within the time limit, it shall be deemed that Party A has used the destruction service and shall bear the full destruction fee.

3.4 Risk, Insurance, and Management Standards

The warehousing company shall properly keep Party A’s Property, fully protect the Property from loss or damage, and unconditionally return it to Party A after termination of this Agreement, regardless of contract expiration or other circumstances. If the Property is lost or damaged due to the negligence of the Warehouse Provider, the Warehouse Provider shall compensate Party A for the corresponding procurement cost of the goods, including purchase price, packaging and transportation costs, and tariffs. If the loss arises from reasonable natural wear and tear or changes in the nature of the goods, the Warehouse Provider shall not bear the loss. If the loss or damage is caused by other carriers or service providers, it shall be handled according to the compensation rules and compensation plans of the carrier/service provider.

4. Lease Term and Settlement

4.1 Term

The term of this Agreement shall commence on 7/21/2021 and end on 7/20/2024, and may be renewed on the last day of the third anniversary. If neither party provides written notice to terminate the Contract within one month before the expiration date, this Agreement shall automatically renew for one year. During the term of the Contract, if either party needs to terminate the Contract, it must give the other party three months’ prior written notice.

4.2 Fees and Settlement

4.2.1 Party A shall pay the actual various fees incurred in accordance with the <Dafang Magic Physical (U.S. Warehouse) Last-Mile Service Description and Quotation Plan> agreed upon with the Warehouse Provider.

Changes in the carrier’s official website charging policies constitute force majeure, and charges shall be adjusted accordingly based on specific circumstances.

4.2.2 Party A shall settle by remittance to the bank account designated by the Warehouse Provider, and the settlement currency shall be USD.

The Warehouse Provider’s receiving bank information is as follows (if changed, separate written notice shall be given):

Beneficiary Name	ARMSTRONG LOGISTIC INC.
Beneficiary Account
Beneficiary Address	556 N DIAMOND BAR BLVD SUITE 109, DIAMOND BAR, CA 91765-1054 UNITED STATES
Receiving Bank Name
Bank Swift Code
Receiving Bank Address

4.2.3 Regarding fee settlement, Party A shall verify, confirm, and complete payment within 3 working days after the Warehouse Provider issues the standard bill in the warehouse system, ensuring that the amount received by the Warehouse Provider matches the bill amount. Under objective market adjustments, freight prices shall be settled according to the documents published by the carrier.

4.2.4 Before opening an overseas warehouse account, the Warehouse Provider shall collect in advance Party A’s USD recharge fee, i.e., after account opening is initiated, the Warehouse Provider shall grant Party A USD 100,000 as the freight and in-warehouse fee credit limit. During cooperation, Party A shall arrange the fund limit according to actual business needs, remit and recharge in a timely manner to ensure normal account operation.

4.2.6 If Party A fails to pay the settlement amount to the Warehouse Provider on time, the Warehouse Provider has the right to detain the goods until Party A pays off the fees, and then continue to provide services to Party A. If Party A still owes fees more than 5 working days after receiving the Warehouse Provider’s bill, the Warehouse Provider will stop all services, and interest shall be charged at 0.05% per day until the Warehouse Provider receives payment (overdue payment plus interest). If Party A fails to pay the overdue fees for more than 1 month, the Warehouse Provider has the right to auction Party A’s goods and use the auction proceeds as compensation from Party A to the Warehouse Provider.

4.3 Upon the occurrence of any of the following events, Party A may terminate this Agreement at its sole discretion without further notice:

4.3.1 The Warehouse Provider becomes bankrupt or unable to pay its due debts;

4.3.2 The Warehouse Provider makes an assignment for the benefit of creditors or files for bankruptcy under local bankruptcy laws;

4.3.3 The Warehouse Provider is adjudicated bankrupt due to any property issue.

4.4 Effect of Termination

Upon termination of this Agreement for any reason, Party A shall pay all amounts owed to the Warehouse Provider, and the Warehouse Provider shall return all Property under the Warehouse Provider’s control to Party A. After Party A settles the fees, the Warehouse Provider shall return the goods to Party A.

5. Miscellaneous

5.1 Successors and Assigns

This Agreement shall ensure the benefit to and binding effect on the parties to this Agreement and their respective successors and assigns.

5.2 This Contract shall take effect after being sealed or signed by both parties. This Agreement is made in duplicate and has the same legal effect.

5.3 No Waiver of Rights

The failure or delay by either party to exercise any right, power, or privilege under this Contract shall not be deemed a waiver of all such rights, powers, or privileges, nor shall it preclude further exercise thereof. Waiver by either party of liability for any breach or non-performance of any provision of this Contract shall not be deemed a waiver of liability for future or similar breaches or non-performance.

5.4 Force Majeure Clause

If either party is delayed in or unable to perform its obligations under this Agreement due to the impact of a force majeure event (as defined below), it shall be exempt from liability for any delayed performance or non-performance under this Agreement arising therefrom. If a force majeure event occurs, the party experiencing the force majeure event must notify the other party within 48 hours of the occurrence of the force majeure event and actively take remedial measures to avoid aggravating the other party’s losses. Within 15 days after the force majeure event, it shall provide the other party with sufficient evidence proving the occurrence and duration of the force majeure. For the purposes of this Agreement, “force majeure event” means any event that cannot be foreseen, is beyond the control of the affected party, and cannot be avoided through reasonable and prudent operation, including but not limited to government acts, worker strikes, protest acts, fire, explosion, geographical changes, floods, earthquakes, storm surges, lightning strikes, war, epidemics, or any other unforeseeable, unavoidable, and insurmountable events.

5.5 Confidentiality Obligation

Either party shall, during the signing and performance of this Agreement, keep confidential any business information, customer information, and other trade secrets of the other party and its affiliates and counterparties that it directly or indirectly learns of. If either party violates the obligations under this Clause, it shall compensate the other party for all losses suffered as a result.

Party A: GOLDENSEE LIMITED
Seal and Signature: (seal)

Contact Phone:

Address:

Party B: ARMSTRONG LOGISTIC INC
Seal and Signature: (seal)

Contact Phone:

Address:

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